Exhibit 21.1

Subsidiaries of Goldman Sachs Private Middle Market Credit LLC

Name	Jurisdiction

Goldman Sachs Private Middle Market Credit SPV LLC	Delaware
Goldman Sachs Private Middle Market Credit SPV II LLC	Delaware